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                                                                     EXHIBIT 5.2




                                                                   July 15, 2003



Jafra Cosmetics International, Inc.         Jafra Cosmetics International, S.A. de C.V.
2451 Townsgate Road                         Distribuidora Comercial Jafra, S.A. de C.V.
Westlake Village, CA  91361                 Distribuidora Venus, S.A. de C.V.
                                            Dirsamex, S.A. de C.V.
                                            Serviday, S.A. de C.V.
                                            Cosmeticos y Fragancias, S.A. de C.V.
                                            Jafrafin, S.A. de C.V.
Jafra Worldwide Holdings (Lux) S.a.r.l.     Jafra Cosmetics, S.A. de C.V.
10, rue Antione Jans                        Blvd. Adolfo Lopez Mateos No. 515
L 1820 Luxembourg                           Colonia Tlacopac,
Luxembourg                                  Mexico, D.F. 01040

                       Registration Statement on Form S-4
                     of Jafra Cosmetics International, Inc.,
                  Distribuidora Comercial Jafra, S.A. de C.V.,
                 Jafra Worldwide Holdings (Lux) S.a.r.l. and the
                      Subsidiary Guarantors referred herein
                          (Registration No. 333-106666)
                          -----------------------------

Ladies and Gentlemen:

        We have acted as special Mexican counsel to Distribuidora Comercial Jafra, S.A. de C.V., a sociedad anonima de capital variable organized under the laws of the United Mexican States ("Jafra Distribution"), Jafra Cosmetics International, S.A. de C.V. ("Jafra Mexico") as Guarantor and the Subsidiary Guarantors (as defined below), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-4 (as amended to the date hereof, the "Registration Statement"), which includes a Prospectus (the "Prospectus") relating to the proposed offering, severally with Jafra Cosmetics International, Inc., a Delaware corporation (the "U.S. Issuer" and together with Jafra Distribution, the "Issuers"), of U.S.$200,000,000 aggregate principal amount of the Issuers' 10-3/4% Senior Subordinated Notes Due 2011 (the "New Notes"), which are to be registered under the Act pursuant to the Registration Statement, in exchange for an equal principal amount of the Issuers' outstanding 10-3/4% Senior Subordinated Notes Due 2011 (the "Existing Notes"). The New Notes are to be issued pursuant to the Indenture, dated as of May 20, 2003, among Jafra Worlwide Holdings (Lux) S.a.r.l. (the "Parent"), the Issuers and U.S. Bank National Association, as trustee (the "Trustee"), as supplemented by the First Supplemental Indenture, dated as of May 20, 2003 (as so supplemented, the "Indenture"), among Distribuidora Venus, S.A. de C.V., Dirsamex, S.A. de C.V., Serviday, S.A. de C.V., Cosmeticos y Fragancias, S.A. de C.V., Jafrafin, S.A. de C.V. and Jafra Cosmetics S.A. de C.V., each of which is a subsidiary of Jafra Mexico (collectively, the "Subsidiary Guarantors"), the Parent, the
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Issuers and the Trustee. The obligations of the U.S. Issuer pursuant to the New
Notes are to be guaranteed by the Parent and Jafra Distribution (such guarantee by Jafra Distribution, the "Jafra Distribution Cross Guarantee") and the obligations of Jafra Distribution pursuant to the New Notes are to be guaranteed by the Parent, the U.S. Issuer, Jafra Mexico and the Subsidiary Guarantors, pursuant to and as set forth in the Indenture (such guarantees by Jafra Mexico and the Subsidiary Guarantors, the "Subsidiary Guarantees").

        In so acting, we have relied on originals or copies, certified or otherwise identified to our satisfaction, of all such records of Jafra Distribution, Jafra Mexico and the Subsidiary Guarantors and such other instruments and other certificates of public officials, officers and representatives of Jafra Distribution, Jafra Mexico and the Subsidiary Guarantors and have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinion expressed below. In all such examinations, we have assumed without investigation the legal capacity of all persons executing documents, the genuineness of all signatures on original or certified copies, the authenticity of all original or certified copies and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. We have relied as to factual matters upon, and have assumed the accuracy of, representations, statements and certificates of or from public officials and of or from officers and representatives of the Parent, the Issuers, Jafra Mexico, the Subsidiary Guarantors and others. We have also assumed that (i) the Trustee and any other parties other than Jafra Distribution, Jafra Mexico and the Subsidiary Guarantors is and has been duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) the Trustee and any other parties other than Jafra Distribution, Jafra Mexico and the Subsidiary Guarantors has the power and authority to enter into and perform, and has duly authorized, executed and delivered, the Indenture, (iii) the Indenture is valid, binding and enforceable with respect to the Trustee and any other parties other than Jafra Distribution, Jafra Mexico and the Subsidiary Guarantors, and (iv) the New Notes will be duly authenticated by the Trustee in the manner provided in the Indenture.

        We have made no independent investigation of the laws of the United States of America, as a basis for the opinion stated herein and have assumed that there is nothing in any such laws that affects our opinion.

    Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

        1. Jafra Distribution has been duly incorporated and is validly existing as a sociedad anonima de capital variable under the laws of Mexico.

        2. Jafra Distribution had and has the corporate power and authority to execute, deliver and perform its obligations under the Indenture, including but not limited to its obligations under the Jafra Distribution Cross Guarantee.

        3. Jafra Mexico and each of the Subsidiary Guarantors has been duly incorporated and is an existing corporation under the laws of Mexico.
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        4. Jafra Mexico and each of the Subsidiary Guarantors had and has the corporate power and authority to execute, deliver and perform its obligations under the Indenture, including but not limited to its obligations under the Subsidiary Guarantees.

        5. The Indenture has been duly authorized, executed and delivered by Jafra Distribution, Jafra Mexico and each Subsidiary Guarantor, and the New Notes have been duly authorized, executed, authenticated, issued and delivered by Jafra Distribution.

        6. The Jafra Distribution Cross Guarantee and the Subsidiary Guarantees have been duly authorized, executed, authenticated, issued and delivered, as appropriate, by Jafra Distribution, Jafra Mexico and each Subsidiary Guarantor, respectively.

        7. The choice of law provisions set forth in the New Notes will be recognized by the courts of Mexico; Jafra Distribution, Jafra Mexico and each Subsidiary Guarantor can sue and be sued in their own name under the laws of Mexico; under the laws of Mexico, the submission of Jafra Distribution and the Subsidiary Guarantors to the jurisdiction of federal and state courts in the Borough of Manhattan in The City of New York (each a "New York Court" and collectively the "New York Courts") is legal, valid and binding; any judgment obtained in a New York Court arising out of or in relation to the obligations of Jafra Distribution, Jafra Mexico and any of the Subsidiary Guarantors under the New Notes, the Indenture, the Jafra Distribution Cross Guarantee, the Subsidiary Guarantees or the transactions contemplated thereby will be recognized in Mexico; provided, however, that any judgment obtained against Jafra Distribution, Jafra Mexico or any Subsidiary Guarantor in any of the New York Courts in respect of any sum payable by it under the New Notes, the Indenture, the Jafra Distribution Cross Guarantee and the Subsidiary Guarantees would be recognized and enforced by the courts of Mexico without re-examination of the issues pursuant to Articles 569 and 571 of the Federal Code of Civil Procedure and Article 1347A of the Commerce Code, which provide, inter alia, that any judgment rendered outside Mexico may be enforced by Mexican courts, provided that:

           (i) such judgment is obtained in compliance with legal requirements of the jurisdiction of the court rendering such judgment and in compliance with all legal requirements of the New Notes, the Indenture, the Jafra Distribution Cross Guarantee or the Subsidiary Guarantees, as the case may be;

           (ii) such judgment is strictly for the payment of a certain sum of money and has been rendered in an in personam action as opposed to an in rem action;

           (iii) service of process is made personally on Jafra Distribution, Jafra Mexico or on the Subsidiary Guarantors or on a duly appointed process agent;

           (iv) such judgment does not contravene Mexican law, public policy of Mexico, international treaties or agreements binding upon Mexico or generally accepted principles of international law;

           (v) the applicable procedural requirements under the laws of Mexico with respect to the enforcement of foreign judgments (including the issuance of
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        letters rogatory by the competent authority of such jurisdiction requesting enforcement of such judgment and the certification of such judgment as authentic by the corresponding authorities of such jurisdiction in accordance with the laws thereof) are complied with;

           (vi) the action in respect of which such judgment is rendered is not the subject matter of a lawsuit among the same parties, pending before a Mexican court; and

           (vii) the courts of such jurisdiction recognize the principles of reciprocity in connection with the enforcement of Mexican judgments in such jurisdiction.

        8. To ensure the legality, validity, enforceability or admissibility into evidence of the Indenture, the New Notes, the Jafra Distribution Cross Guarantee or the Subsidiary Guarantees, it is not necessary that any of them or any other document be filed, registered or recorded with, or executed or notarized before, any court or other authority in Mexico, or that any registration charge or stamp tax paid on or in respect of the Indenture, the New Notes, the Jafra Distribution Cross Guarantee or the Subsidiary Guarantees, or any other documents.

        9. The Indenture, the New Notes, the Jafra Distribution Cross Guarantee and the Subsidiary Guarantees are in proper legal form under the laws of Mexico for the enforcement thereof against Jafra Distribution, Jafra Mexico and the Subsidiary Guarantors under the laws of Mexico.

        The foregoing opinion is subject to the following qualifications:

           (a) enforcement of the Indenture, the New Notes, the Jafra Distribution Cross Guarantee and the Subsidiary Guarantees may be limited by bankruptcy, insolvency, concurso mercantil, liquidation, reorganization, moratorium and other laws of general application relating to or affecting the rights of creditors generally;

           (b) in any proceedings brought to the courts of Mexico for the enforcement of the Indenture, the New Notes, the Jafra Distribution Cross Guarantee and the Subsidiary Guarantees, or any judgment related thereto obtained in a foreign jurisdiction against Jafra Distribution, Jafra Mexico or the Subsidiary Guarantors, a Mexican court would apply Mexican procedural law in such proceedings;

           (c) in the event that proceedings are brought in Mexico seeking performance of Jafra Distribution's, Jafra Mexico's or any of the Subsidiary Guarantors' obligations in Mexico, Jafra Distribution, Jafra Mexico and the Subsidiary Guarantors may discharge their respective obligations by paying any sums due in a currency other than Mexican currency, in Mexican currency at the rate of exchange prevailing in Mexico on the date when payment is made and, therefore, any currency indemnity provisions of the Indenture may not be enforceable under the laws of Mexico;
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           (d) provisions of the Indenture granting discretionary authority to the Trustee cannot be exercised in a manner inconsistent with relevant facts nor defeat any requirements from a competent authority to produce satisfactory evidence as to the basis of any determination; in addition, under Mexican law, Jafra Distribution, Jafra Mexico and the Subsidiary Guarantors will have the right to contest in court any notice or certificate of the Trustee purporting to be conclusive and binding;

           (e) in the event that any legal proceedings are brought to the courts of Mexico, a Spanish translation of the documents required in such proceedings prepared by a court-approved translator would have to be approved by the court after the defendant had been given an opportunity to be heard with respect to the accuracy of the translation, and proceedings would thereafter be based upon the translated documents;

           (f) under the laws of Mexico labor claims, claims of tax authorities for unpaid taxes, Social Security quotas and Workers' Housing Fund quotas, will have priority over claims of holders of the New Notes; and

           (g) with respect to provisions contained in the Indenture in connection with service of process, it should be noted that service of process by mail does not constitute personal service of process under Mexican law and, since such service is considered to be a basic procedural requirement, if for purposes of proceedings outside Mexico service of process is made by mail, a final judgment based on such process would not be enforced by the courts of Mexico.

        We express no opinion as to any laws other than the laws of Mexico.

        We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the Prospectus. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under
Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                    Very truly yours,


                                    RITCH, HEATHER Y MUELLER, S.C.


                                    /s/ James E. Ritch
                                    --------------------------------------------
                                    By: James E. Ritch Grande Ampudia,
                                            a partner